Exhibit 99.1

NCI, Inc. Reports Record Third Quarter 2008 Financial Results

  Revenues up 19% to $101 million
  Organic revenue growth for the quarter of 10%
  Operating income up 23% to $7.8 million
  Operating margin increases to 7.7%
  Third quarter EPS up 30% to $0.32
  DSO of 76 reflects 12 day improvement
  Third quarter bookings of $202 million

RESTON, Va.--(BUSINESS WIRE)--November 3, 2008--NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the third quarter 2008. The table below is a summary of our financial results:

	Q3: 2008	9M: 2008
Revenues	$101 million	$289 million
Operating income	$7.8 million	$21.7 million
Operating margin	7.7%	7.5%
Net income	$4.4 million	$12.1 million
Diluted EPS (GAAP)	$0.32	$0.89

Reported Results

For the third quarter of 2008, NCI reported record revenues of $101.1 million compared to $85.2 million for the third quarter of 2007. This represents a growth rate of 19% and an organic growth rate of 10%. Operating income for the third quarter of 2008 was $7.8 million, compared to $6.3 million for the third quarter of 2007. Operating margin of 7.7% for the third quarter of 2008 compares with an operating margin of 7.4% for the same period in 2007. Net income for the third quarter was $4.4 million, compared to $3.3 million for the same period in 2007. Diluted earnings per share for the third quarter were $0.32 per share, compared to $0.25 per share for the comparable period in 2007. The effective tax rate for the third quarter of 2008 was approximately 39.7%. Diluted shares outstanding for the third quarter of 2008 were approximately 13.7 million, compared to 13.5 million for the third quarter of 2007.

For the first nine months of 2008, NCI reported revenues of $289.0 million, compared to $216.2 million for first nine months of 2007. This represents a nine month year-over-year growth rate of 34% and an organic growth rate of 12%. Operating income for the first nine months of 2008 was $21.7 million, or an operating margin of 7.5%, compared to $15.8 million, or an operating margin of 7.3%, for the first nine months of 2007. Net income for the first nine months of 2008 was $12.1 million, compared to $9.2 million for the same period in 2007. Diluted earnings per share for the first nine months of 2008 were $0.89 per share, compared to $0.68 per share for the comparable period in 2007. Diluted shares outstanding for the first nine months of 2008 were approximately 13.6 million compared to 13.5 million for the first nine months of 2007.

CEO Comments

Charles K. Narang, NCI’s Chairman and CEO, said, “We are pleased to report an excellent quarter in which we delivered record revenue, operating income and EPS results. We are also pleased with the significant progress we have made in improving our DSO's. We continue to execute our strategic plan of aggressively focusing on organic growth augmented with strategic acquisitions that create long-term sustainable value. We are confident in our business model and believe that we are well positioned in our markets and with our customers as we head into 2009.”

Business Highlights

NCI’s President, Terry Glasgow, stated, “In the third quarter we received over $200 million of new awards, many with new customers and in new geographic locations. These high-end IT and professional services awards position us in key emerging growth areas, including important cybersecurity and information assurance initiatives. We believe that our portfolio of contracts places us in a strong position to continue our growth into 2009 and beyond.”

Key Metrics

NCI reported total backlog for the third quarter of 2008 of $1,096 million, of which $233 million was funded backlog. This compares to total backlog of $722 million at the end of the third quarter of 2007, including $157 million in funded backlog. During the third quarter of 2008, approximately 84% of revenue was from prime contracts. Time-and-materials contracts accounted for 44% of revenue, cost-plus contracts accounted for 20%, and fixed-price contracts accounted for 36% of revenue for the third quarter of 2008. Our customer mix for the third quarter of 2008 reflects approximately 80% from the Department of Defense and Intelligence customers, approximately 17% from federal civilian agencies, and approximately 3% from non-federal sources, primarily commercial training services. Days sales outstanding in accounts receivable, or DSO, for the quarter was 76 days, or a 12 day improvement during the quarter.

Outlook

The table below summarizes the guidance ranges for the fourth quarter of 2008 and guidance for the full year 2008, and reflects an increase in the upper range of the earnings per share guidance for the full year of 2008. Earnings per share data are based on an effective tax rate of approximately 39.8%. This outlook does not reflect the impact of any future acquisitions.

	4th Quarter 2008	Full Year 2008
Revenue	$101 million - $106 million	$390 million - $395 million
Diluted Earnings Per Share	$0.32 - $0.35	$1.21 - $1.24

Conference Call Information

NCI, Inc.’s executive management will hold a conference call today at 5 p.m. ET, to discuss third quarter 2008 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 1996154. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning around 7 p.m. today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 1996154. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI is a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies. As an ISO 9001:2000–certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; information assurance; systems engineering and integration; program management, acquisition, and lifecycle support; engineering and logistics; medical transformation/health IT; and distance learning and training solutions. NCI is a member of the Russell 3000 index. Headquartered in Reston, Virginia, NCI has approximately 2,400 employees and nearly 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may,” "will,” "intends,” "should,” "expects,” "plans,” "projects,” "anticipates,” "believes,” "estimates,” "predicts,” "potential,” "continue,” or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute and effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (v) the impact of the current credit crisis; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC) for the period ended December 31, 2007, and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenue	$101,141	$85,208	$288,979	$216,203

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	87,632	73,841	249,547	187,587
General and administrative expense	4,810	4,063	15,016	10,722
Depreciation and amortization	455	465	1,425	1,191
Amortization of intangible assets	483	516	1,289	916
Total operating costs and expenses	93,380	78,885	267,277	200,416

Operating income	7,761	6,323	21,702	15,787
Interest income	24	103	97	458
Interest expense	(498)	(901)	(1,685)	(984)

Income before income taxes	7,287	5,525	20,114	15,261
Income tax expense	2,890	2,185	8,020	6,028
Net income	$4,397	$3,340	$12,094	$9,233

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,361	13,331	13,356	13,329

Net income per share	$0.33	$0.25	$0.91	$0.69

Diluted:

Weighted average shares and equivalent shares outstanding	13,672	13,547	13,616	13,526

Net income per share	$0.32	$0.25	$0.89	$0.68

NCI, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	As of	As of
	September 30,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,590	$109
Accounts receivable, net	83,024	88,493
Deferred tax assets	2,124	1,890
Prepaid expenses and other current assets	1,702	1,244
Total current assets	88,440	91,736

Property and equipment, net	4,865	5,120
Other assets	998	930
Deferred tax assets, net	—	20
Intangible assets, net	8,464	5,448
Goodwill	87,740	75,492
Total assets	$190,507	$178,746

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$31,659	$30,803
Accrued salaries and benefits	15,901	12,572
Other accrued expenses/liabilities	5,701	6,641
Deferred revenue	3,554	2,215
Current portion of long-term debt	—	942
Total current liabilities	56,815	53,173

Long-term debt	36,500	42,000
Deferred tax liabilities, net	1,300	—
Other liabilities	125	217
Deferred rent	2,672	3,115
Total liabilities	97,412	98,505

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 8,165,238 shares issued and outstanding as of September 30, 2008 and 8,153,416 shares issued and outstanding as of December 31, 2007	155	155
Class B common stock, $0.019 par value—12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of September 30, 2008 and 5,200,000 shares issued and outstanding as of December 31, 2007	99	99
Additional paid-in capital	58,917	58,157
Retained earnings	33,924	21,830
Total stockholders’ equity	93,095	80,241

Total liabilities and stockholders’ equity	$190,507	$178,746

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(amounts in thousands)

	Nine months ended September 30,
	2008	2007
Cash flows from operating activities
Net income	$12,094	$9,233
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,714	2,107
Gain on sale and disposal of property and equipment	(11)	(4)
Non-cash stock compensation expense	581	281
Deferred income taxes	1,085	(341)
Changes in operating assets and liabilities:
Accounts receivable, net	5,469	(2,441)
Prepaid expenses and other assets	(525)	424
Accounts payable	856	(1,638)
Accrued expenses/other current liabilities	3,353	2,386
Deferred rent	(407)	(352)
Net cash provided by operating activities	25,209	9,655

Cash flows from investing activities
Purchase of property and equipment	(1,164)	(684)
Proceeds from sale of property and equipment	11	4
Cash paid for acquisitions, net of cash received	(16,190)	(73,500)
Net cash used in investing activities	(17,343)	(74,180)

Cash flows from financing activities
Proceeds from line of credit, net	(6,442)	50,500
Principal payments under capital lease obligations	(120)	(173)
Proceeds from exercise of stock options	133	202
Excess tax deductions from stock options	44	81
Net cash provided by (used in) financing activities	(6,385)	50,610

Net change in cash and cash equivalents	1,481	(13,915)
Cash and cash equivalents, beginning of year	109	13,930
Cash and cash equivalents, end of period	$1,590	$15

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,685	$984
Income taxes	$7,012	$6,607

CONTACT:
NCI, Inc.
Maureen Crystal, 703-707-6777
E-mail: mcrystal@nciinc.com